January __, 2016
Citibank, N.A., as Administrative
Agent for the Lenders party
to the Credit Agreement
referred to below
Building #3
1615 Brett Rd.
New Castle, Delaware 19720
Attention: Bank Loan Syndications
Aon plc
Ladies and Gentlemen:
Reference is made to the Five Year Credit Agreement dated as of February 2, 2015 (as amended or modified from time to time, the "Credit Agreement") among Aon plc, Aon Corporation and Aon UK Limited, as borrowers, the Lenders (as defined in the Credit Agreement) and Citibank, N.A., as administrative agent for the Lenders (the "Administrative Agent"). Terms defined in the Credit Agreement are used herein with the same meaning unless otherwise defined herein, and all references to Sections herein are references to Sections of the Credit Agreement.
Pursuant to Section 2.22(b), the Lender named below hereby notifies the Administrative Agent as follows:
The Lender named below desires to extend the Facility Termination Date with respect to its Commitment for a period of one year, expiring February 2, 2021.
By execution below, the Lender named below hereby agrees to waive (a) the requirement of Section 2.22(a) that notice by the Parent to request an extension of the Facility Termination Date be received by the Administrative Agent not later than 45 days prior to an anniversary of the Credit Agreement and (b) the requirement of Section 2.22(b) that each Lender respond to the extension request no later than 20 days prior to the applicable Anniversary Date. The Lender named below acknowledges and agrees that the waivers set forth in this paragraph shall be effective only if the Required Lenders likewise agree to waive such requirements.
This notice and waiver is subject in all respects to the terms of the Credit Agreement, is irrevocable and shall be effective only if received by the Administrative Agent no later than January 15, 2016.
Very truly yours,
[NAME OF LENDER]
By:
Name:
Title:

NYDOCS01/1649019.1    1